[CHINA BIOPHARMACEUTICALS HOLDINGS LETTERHEAD]



Suite 602, China Life Tower
No. 16, Chaowai Street
Chaoyang District
Beijing, China
Zip: 100020
Fax: 86-10-85253883

                                                                 August 15, 2006

Mr. Jim B. Rosenberg
Division of Corporation Finance
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

         Re:      China Biopharmaceuticals Holdings, Inc. (the "Company")
                  Form 10-KSB for the Fiscal Year Ended December 31, 2005
                  Filed April 17, 2006
                  Form 10-QSB for the Period Ended March 31, 2006 Filed May 18, 2006 File Number: 000-09987
                  -------------------------------------------------------------

Ladies and Gentlemen:

      The Company acknowledges the receipt of the comment letter dated July 7, 2006 issued by the Staff with respect to the matters described above. The Company hereby undertakes, within ten (10) business days from the date hereof, to:

      (i)   provide the responses to the Staff's comments;

      (ii) file an amendment to Form 10-KSB for the fiscal year ended December 31, 2005; and

      (iii) file an amendment to Form 10-QSB for the period ended March 31, 2006.


                                      Very truly yours,

                                      China Biopharmaceuticals Holdings, Inc.

                                      By:  /s/ Chris Peng Mao
                                           -----------------------------------
                                           Name: Chris Peng Mao
                                           Title: Chief Executive Officer